Exhibit 1.1

(Unofficial English translation from Hebrew original)

MAZOR ROBOTICS LTD.

ARTICLES OF ASSOCIATION

PURSUANT TO THE

ISRAELI COMPANIES LAW 5759 - 1999

1.	Company's name

The Company's name is "Mazor Robotics Ltd."

2.	Company's goals

2.1.	The development, manufacturing and marketing of innovative medical devices for supporting surgical procedures in the field of orthopedics and neurosurgery.

2.2.	Any other lawful commercial and business goal.

3.	Limitations on the Company's business policy

The investment of funds which are not invested as stated in Section 2 above shall be made according to the decision of the Board of Directors.

4.	Borrowing powers

The Board of Directors may, from time to time, upon its absolute discretion, borrow or secure any amount or amounts of money for the Company's goals. The Board of Directors shall be entitled to obtain or secure the payment of any such amount or amounts in such manner and on such dates and conditions as it shall deem fit, and specifically through issuing collateral notes, bonds, fixed or redeemable, debenture stock, or any mortgage, pledge or current pledge or any other security on the Company's property, in whole or in part, whether in the present or in th e future, including the share capital which payment was not yet required and the share capital which payment was required by not yet paid.

5.	Interpretation

5.1.	The singular shall include the plural, and vice versa; the masculine shall include the feminine and vice versa.

5.2.
Each word and term included in these Articles, if not specifically defined herein, shall have the meaning afforded thereto in the Companies Law, 5759-1999 (the "Companies Law"), unless such interpretation contradicts the subject matter or its content.

5.3.
For the avoidance of doubt it is clarified that the provisions of the Companies Law shall apply to matters which are regulated therein in a non-mandatory manner, and which these articles do not stipulate otherwise in relation thereto.

6.	The Company's share capital and rights attached to shares

6.1.	The Company's authorized share capital is NIS 750,000, divided into 75,000,000 ordinary shares par value NIS 0.01 each.

6.2.	The ordinary shares shall confer on their holders –

6.2.1.
An equal right to participate and vote in the Company's general meetings, whether regular meetings or special meetings, and each of the Company's shares shall confer on its holder, who is present at the meeting and voting therein, whether in person, through a proxy or by a voting card, one vote;

6.2.2.
An equal right to participate in the distribution of dividends, whether in cash or in stock dividend, in the distribution of assets or any other distribution, according to the ratio of the par value of the shares held by them;

6.2.3.	An equal right to participate in the distribution of the Company's Surplus Assets at the time of its dissolution, according to the ratio of the par value of the shares held by them.

6.3.
The Board of Directors may issue shares and other securities, convertible into or exercisable for shares, up to the limit of the Company's authorized share capital. For the purpose of calculating the limit or the authorized capital, securities available for conversion into or exercise for shares shall be deemed to have been converted or exercised at the time of their issuance.

7.	Limitation of liability

The liability of the Company's shareholders to the Company's debts will be limited to the full amount (par value plus premium) which they were required to pay the Company for the shares and which shall have not yet been paid by them.

8.	Co-holding of shares and share certificates

8.1.
A shareholder registered in the shareholders' register is entitled to receive from the Company, free of charge, within three months from the allotment or registration of transfer, one share certificate, imprinted with the Company's stamp, with respect to all of the shares which are registered in his name, specifying the number of shares. In case a share is co-held, the Company shall issue one share certificate to all of the share's co-holders, and the delivery of such certificate to one of them shall be deemed as delivery to all of them.

Each share certificate shall be signed by two directors, or one director and the Company's secretary, together with the Company's stamp or its printed name.

8.2.	A certificate that shall have been defaced, destroyed or lost, may be renewed on the basis of such proofs and guarantees as the Company shall require from time to time.

9.	The Company's remedies in relation to shares which are not fully paid

9.1.
In the event that the consideration which a shareholder is liable to pay the Company for his shares shall have not been paid, in full or in part, timely and according to the terms and conditions stated in the allotment thereof and/or in the call stated in Section 9.2 below, the Company may, by the Board's resolution, forfeit the shares which were not fully paid up. The forfeiture of the shares shall be executed, provided that the Company delivered to the shareholder a written notice of its intention to forfeit his shares, within no less than 7 days from the date of the receipt of the notice, if the payment shall have not been made within the period stipulated in the notice. So long as a share that shall have been forfeited is not sold, re-allotted or otherwise transferred, the Board of Directors may cancel the forfeiture under such conditions as it shall deem fit.

The forfeited shares shall be held by the Company as a dormant share or be sold to another.

9.2.
If, according to the terms of issue of the shares, there is no fixed time for the payment of any part of the consideration to be paid therefor, the Board of Directors may, from time to time, make calls on shareholders for any amount yet unpaid for the shares held by them, and each shareholder shall pay the Company the amount required from him, at such scheduled time, provided that he had received a 14 days advanced notice regarding the time and place of payment (the "Call"). The Call shall specify that the failure of payment on time, or earlier, at the specified place, might result in the forfeiture of shares which payment is being called. A Call may be cancelled or postponed to another date, all as shall be resolved by the Board of Directors.

9.3.
Unless otherwise determined in the terms of issue of the shares, a shareholder shall not be entitled to receive dividend or exercise any right as a shareholder in relation to shares which are not yet fully paid.

9.4.	Co-holders of a share will be jointly and severally liable for payment of any amount due to the Company in relation to the share.

9.5.	The provisions of this Section shall not derogate from any of the Company's remedies vis-à-vis the shareholder who has failed to pay his debt to the Company in relation to his shares.

10.	Transfer of shares

10.1.	The Company's shares may be transferred.

10.2.	The transfer of shares must be in writing, and it shall not be registered unless-

10.2.1.
A correct deed of transfer shall have been delivered to the Company at its registered office, together with the certificates of shares which are about to be transferred, if issued. The deed of transfer shall be signed by the transferor, and by a witness certifying the transferor's signature. In the case of transfer of shares which were not yet fully paid at the time of the transfer, the deed of transfer shall be also signed by the recipient of the shares and a by witness certifying his signature; or

10.2.2.	A court order for the amendment of registration shall have been delivered to the Company; or

10.2.3.	It had been proven to the Company that lawful conditions for the endorsement of the right in the share have been fulfilled.

10.3.	A transfer of shares which have not yet been fully paid requires the approval of the Board of Directors, which may refuse the same, at its absolute discretion and without stating any reason therefor.

10.4.	The transfer recipient shall be considered as shareholder with respect to the transferred shares from the time at which his name is registered in the shareholders’ register.

10.5.
The guardians and administrators of a deceased shareholder, or in the absence of administrators or guardians, the persons who have a right as the heirs of the deceased shareholder, will be the only persons whom the Company shall recognize as having a right to the share that was registered in the deceased's name.

10.6.
In the event that a share had been registered in the name of two holders or more, the Company shall only recognize the living co-holder or co-holders as the persons who have the right to the share or any benefit therein. In the event that a share had been registered in the name of several co-holders as aforesaid, each one of them shall be entitled to transfer his right.

10.7.
The Company may recognize a receiver or liquidator of a shareholder which is a corporation under liquidation or dissolution, or a trustee in bankruptcy or any receiver of assets of a bankrupt shareholder as having a right to the shares registered in the name of such shareholder.

10.8.
Any person conferred with rights in shares as a consequence of the death of a shareholder shall be entitled, upon showing proof of probate or of the appointment of a guardian or of the issuance of an inheritance order, attesting that he has the right in the shares of the deceased shareholder, to be registered as shareholder with respect to such shares, or, subject to the provisions of these Articles, to transfer such shares.

10.9.
The receiver or liquidator of a shareholder which is a corporation under liquidation or dissolution, or the trustee in bankruptcy or any receiver of assets of a bankrupt shareholder shall be entitled, upon showing such proof as shall have been demanded therefrom by the Board of Directors, attesting that he has the right to the shares of the shareholder under liquidation, dissolution or bankruptcy, with the consent of the Board of Directors, to be registered as a shareholder in respect of such shares, or may, subject to the provisions of these Articles, transfer such shares.

11.	Capital Changes

The general meeting may, by a simple majority of the shareholders present at the general meeting:

11.1.	Increase the Company's authorized share capital by creating new shares, of the existing class or of a new class, all as shall be determined by the general meeting.

11.2.	Cancel registered un-allotted authorized share capital, provided there is no undertaking of the company, including a contingent undertaking of the Company, to allot the shares;

11.3.	Consolidate and re-distribute its share capital, or any part thereof, into shares of a greater par value than the par value of its existing shares;

11.4.	Divide, through the re-distribution of its existing shares, in whole or in part, its share capital, in whole or in part, into shares of a lesser par value than the par value of its existing shares;

11.5.	Reduce its share capital and any reserved fund for capital redemption in such a way and on such terms and upon the receipt of such approval as shall be required by the Companies Law.

11.6.
Reduce shares in the Company's issued share capital, such that these shares shall be cancelled and the entire consideration paid with respect to the par value of the shares which shall have been so cancelled shall be registered in the Company's books as a capital reserve which shall be deemed, for any matter and purpose, as premium paid on the shares which shall have remained in the Company's issued share capital.

12.	Modification of rights attached to classes of shares

12.1.
As long as it was not otherwise determined in the terms of issue of the shares, and subject to the provisions of any law, the rights of a certain class of shares may be modified, upon the adoption of a resolution of the Board of Directors and the approval thereof by the general meeting of the holders of shares of the said class, or a written consent of all the holders of the shares of the said class. The provisions of the Company's Articles regarding general meetings shall apply, mutatis mutandis, to class meetings.

12.2.
The rights conferred on the holders of shares of a certain class which were issued by special rights, shall not be deemed as modified by the creation or issuance of additional shares on the same level therewith, unless it was otherwise stipulated in the issuance conditions of such shares.

13.	General Meetings

13.1.	The following of the Company's resolutions shall be made by the general meeting-

13.1.1.	Modifications of the Articles of Association;

13.1.2.	Exercising the powers of the Board of Directors, at times when the Board of Directors is unable to do so;

13.1.3.	The appointment of the Company's auditor and the termination of its employment;

13.1.4.	The appointment of directors, including external directors;

13.1.5.	The approval of acts and transactions which require the approval of the general meeting according to the provisions of the Companies Law and any other law;

13.1.6.	The increase of the authorized share capital and the decrease thereof;

13.1.7.	Merger, as defined by the Companies Law.

14.	Convening general meetings

14.1.
Annual general meetings shall be convened at least once a year, at the time and place as shall be determined by the Board of Directors, but not later than 15 months after the last annual meeting. These general meetings shall be called "annual meetings". All other general meetings of the Company shall be called "special meetings".

14.2.
The annual meeting shall appoint an auditor, appoint the directors according to these articles and discuss all other matters which should be discussed in the Company's annual meeting, according to these Articles, or to the Companies Law, as well as any other matter which shall be determined by the Board of Directors.

14.3.	The Board of Directors may convene a special meeting per its decision, and shall do so if it received a written demand by any of the following (a "Convening Demand"):

14.3.1.	Two directors holding office; and/or

14.3.2.	One or more shareholders holding at least five percent of the voting rights in the Company.

14.4.
Any Convening Demand must specify the purposes for which the general meeting should be convened, signed by the demanders and delivered at the Company's registered office. The Demand might be composed of several identically drafted documents, each signed by one demander or more.

14.5.
The Board of Directors, upon being demanded to convene a special meeting, shall convene the same within twenty one days after the delivery of the Convening Demand, to a date which shall be determined in the notice according to Section 14.6 below, and subject to any law.

14.6.
A notice to the Company's members regarding the convening of a general meeting shall be published in the manner determined in the Companies Regulations (Publication of a Notice of a General Meeting and a Class Meeting in a Public Company), 5760-2000 and according to any law.

14.7.	The Company is not obligated to deliver personal notices of the convening of a general meeting to the shareholders who are registered in the Company's shareholder register.

15.	Deliberations in general meetings

15.1.
The deliberations of the general meeting shall not be commenced unless a quorum is present at the time of opening. A quorum shall be formed upon the presence of at least two shareholders, holding at least twenty five percent of the voting rights (including presence by proxy or by voting card), within one half hour from the time  scheduled for the opening of the meeting.

15.2.
In the event that no quorum shall have formed within one half hour after the time at which the general meeting was scheduled to open, the general meeting shall stand adjourned for one week, to the same day and at the same time and place, or to a later date if so noted in the invitation to the meeting or in the notice of the meeting (the "Adjourned Meeting").

15.3.	The quorum for the opening of the Adjourned Meeting shall be any number of participants.

15.4.
The chairman of the Board of Directors shall act as chairman of the general meeting, and in his absence the chairman of the general meeting shall be appointed by the participants of the general meetings at the beginning of the meeting.

15.5.
A general meeting with a present quorum may resolve the adjournment of the meeting to another place and another date as it shall determine and in such a case, notices shall be published regarding the said place and date according to the provisions of the Companies Regulations (Publication of a Notice of a General Meeting and a Class Meeting in a Public Company), 5760-2000.

16.	Voting at the general meeting

16.1.	A shareholder in the Company may vote at general meetings either in person or through a proxy or a voting card.

Shareholders entitled to attend and vote at the general meeting are the shareholders on the date which shall be determined by the Board of Directors in the resolution to convene a general meeting, and subject to any law.

16.2.	At any vote, each shareholder shall have the number of votes according to the number of shares held by him.

16.3.	A resolution of the general meeting shall be adopted by a simple majority, unless otherwise determined in the Companies Law or in these Articles.

16.4.	The declaration by the meeting's chairman that a resolution has been adopted, either unanimously or by a certain majority shall serve as ostensible evidence thereof.

16.5.	In the event of a tie in the meeting, the chairman of the meeting shall have no additional or casting vote, and the proposed resolution put to the vote shall be voted down.

The Company's shareholders may vote in a general meeting (including a class meeting) through a voting card, on the topics in which they are entitled to do so according to Section 87 of the Companies Law, as it shall be from time to time.

16.6.
A shareholder may indicate his vote in a voting card, and deliver it to the Company not later than 48 hours prior to the opening of the meeting. The voting card in which a shareholder had indicated his vote, and which arrived at the Company at least 48 hours before the opening of the meeting (and in the case of an Adjourned Meeting – 48 hours prior to the opening of the Adjourned Meeting) shall be deemed as attending the meeting, including for the purpose of quorum as stated in Section 14.1 above.

16.7.
The appointment of a proxy shall be in writing, and signed by the appointer ("Power of Attorney"). A corporation shall vote through its representatives who shall be appointed in a document duly signed by the corporation ("Letter of Appointment ").

16.8.
Voting in accordance with the terms of the Power of Attorney shall be lawful notwithstanding the prior death, incapacitation, dissolution, or bankruptcy of the principal or his cancellation of the Letter of Appointment or transfer of the share in relation to which it was given, unless a written notice of such death, incompetence, dissolution, bankruptcy, cancellation or transfer as aforesaid was received at the office before the meeting.

16.9.
The Letter of Appointment and Power of Attorney or a copy thereof shall be delivered at the Company's registered office (by hand or through facsimile) at least forty eight (48) hours prior to the time scheduled for the meeting or the Adjourned Meeting at which the individual mentioned in the document is about to vote according thereto.

16.10.
A shareholder in the Company shall be entitled to vote at the Company's meetings through a number of proxies, who shall be appointed by him, so long as each proxy is appointed with regard to different portions of shares held by the shareholder. There shall be no prevention that each such proxy shall vote differently at the Company's general meetings.

16.11.	If a shareholder is legally incompetent, he may vote by his board of trustees, receiver, natural guardian or other lawful guardian, and they may vote in person or through a proxy or a voting card.

16.12.
In case two persons or more are co-holders of a share, the vote of the person named first in the shareholders' register as the holder of that share shall be accepted in the voting on any matter, whether in person or through a proxy, and he shall be entitled to deliver voting cards to the Company.

17.	The Board of Directors

The Board of Directors shall outline the Company's policy and supervise the discharge of the CEO's responsibilities and actions. The Board of Directors may exercise a power of the Company which was not conferred by the Companies Law or in these Articles, on another organ.

18.	Appointment and termination of office of directors

18.1.
The number of the Company's directors (including external directors) shall be determined from time to time by the annual general meeting (and subject to Section 18.3 below), so long as it shall be no less than five and no more than nine.

18.2.
The Company's directors shall be elected at an annual meeting and/or a special meeting, and shall serve in office until the end of the next annual meeting (namely, at the end of the annual meeting all of the Company's directors who served until that meeting, with the exception of the external directors, shall resign, subject to the end of this Section below) or until they resign or cease to hold office according to the provision of these Articles or any law, whichever is earlier. In the event that the number of directors appointed by the Company's general meeting is less than the minimum number of directors determined by these Articles, the persons serving as directors until that meeting shall continue to hold office until they are replaced by the Company's general meeting.

18.3.
In addition to the provisions of Section 18.2 above, the Board of Directors may appoint a director to replace a director whose office had been vacated and/or as an addition to the Board of Directors and subject to the maximum number of directors in the Board of Directors as aforesaid in Section 18.1 above. The appointment of a director by the Board of Directors shall be in effect until the next annual meeting or until he ceases to hold office according to the provisions of these Articles or any law, whichever is earlier.

18.4.	A director whose term of office had expired may be re-elected.

18.5.
The term of office of a director shall begin upon his appointment by the annual meeting and/or the special meeting and/or the Board of Directors, or at a later date if such date was set in the appointment resolution of the annual meeting and/or the special meeting and/or the Board of Directors.

18.6.
The Board of Directors shall elect one of its members to serve as the Chairman of the Board of Directors. If no chairman was elected, or if the Chairman is not present at the end of 15 minutes after the time scheduled for the meeting, the present directors shall elect one of them to be the chairman at that meeting, and the elected person shall chair the meeting and sign the minutes.

The Chairman of the Board shall not be the Company's CEO unless upon the fulfillment of the conditions specified in Section 121(c) of the Companies Law.

18.7.
The general meeting may remove any director prior to the expiration of his term of office, whether the director was appointed thereby by virtue of Section 18.2 above or by the Board of Directors by virtue of Section 18.3 above, so long as the director was given a reasonable opportunity to present his position before the general meeting.

18.8.
In the event that a director's office has been vacated, the remaining directors may continue to act, as long as their number had not decreased below the minimum number of directors as stipulated in these Articles. If the number of directors is lower than the said minimum, the remaining directors may only act in order to replace the director whose office has been vacated as aforesaid or to convene a general meeting of the Company, and until the general meeting is convened as aforesaid they may act for the management of the Company's business only on urgent matters.

18.9.	Each member of the Board of Directors may, with the consent of the Board, appoint a substitute for himself (an "Alternate Director") subject to the provisions of any law.

The appointment or termination of office of an Alternate Director shall be in writing, signed by the appointing director, however, the service of an Alternate Director shall be terminated only upon the occurrence, in relation to the Alternate Director, of one of the events specified in the subsections of Section 18.10 below, or if the office of the member of the Board of Directors, for whom he is substituting shall expire for any reason whatsoever.

An Alternate Director shall be deemed as director and all the provisions of the law and these Articles shall apply to him, excluding the provisions regarding the appointment and/or termination of office of a director which are stipulated in these Articles.

18.10.	A director's office will be vacated upon any of the following events:

18.10.1.	He shall have resigned his office, through a letter signed by him and delivered to the Company and specifying the reasons for his resignation;

18.10.2.	He shall have been removed from office by the general meeting;

18.10.3.	He shall have been convicted of an offense as stated in Section 232 of the Companies Law;

18.10.4.	According to a court decision, as stated in Section 233 of the Companies Law;

18.10.5.	He shall have been declared incompetent;

18.10.6.	He shall have been declared bankrupt, and if the director is a corporation, it shall have resolved to be voluntarily dissolved or a dissolution order shall have been issued with respect thereto.

19.	Board Meetings

19.1.	The Board of Directors will convene for meetings according to the needs of the Company and at least once every three months.

The Board of Directors shall hold, at least once a year, a discussion of the Company's business management by the CEO and the officers under him, in their absence, after they were given an opportunity to present their position.

19.2.	The Chairman of the Board may convene the Board of Directors at any time. Furthermore, the Board of Directors shall convene, on a specified matter, in the following cases:

19.2.1.	Upon the demand of two directors, however if at that time the Board of Directors is comprised of only five members or less – upon the demand of one director;

19.2.2.
Upon the demand of one director, if his call to convene the board of directors specifies that he had become aware of a matter of the Company, wherein alleged violations of the law were discovered, or prejudice to the ordinary way of business;

19.2.3.	A notice or a report by the CEO require action by the Board of Directors;

19.2.4.	The auditor had notified the Chairman of the Board of significant deficiencies in the internal controls of the Company.

19.3.
Notice of the convening of a meeting of the Board of Directors shall be delivered to all members thereof at least two days prior to the date of the Board's meeting. The notice shall be delivered at the director's address which was provided ahead of time to the Company, and it shall specify the date of the meeting and the place of convention as well as reasonable detail of all matters on the agenda.

The aforesaid notwithstanding, in urgent cases and upon the consent of the majority of directors, the board may convene for a meeting without notice.

19.4.
The quorum for the opening of a board meeting shall be the majority of board members. If there is no quorum present at a board meeting after one half hour from the time scheduled for the opening of the meeting, the meeting shall stand adjourned to another date which shall be decided by the Chairman of the Board of Directors, or in his absence by the directors present at the convened meeting, so long as a notice regarding the date of the adjourned meeting is delivered to all directors two days in advance. The quorum for the opening of an adjourned meeting shall be any number of participants. The aforesaid notwithstanding, the quorum for the Board's deliberations and resolution regarding the termination or suspension of the internal auditor shall be the majority of members of the Board of Directors.

19.5.	The Board of Directors may hold meetings through the use of any means of communication, provided that all participating directors can hear each other simultaneously.

19.6.
The Board of Directors may adopt resolutions even without actually convening, so long as all of the directors who are eligible to participate in the discussion and vote on the matter presented for decision have agreed thereto (i.e. agreed that the resolution shall be adopted without actually convening). If resolutions shall have been adopted according to this Section, the Chairman of the Board shall keep minutes of the resolutions, stating the vote of each director regarding the matters presented for decision as well as the fact that all of the directors have agreed to adopt the resolution without convening.

20.	Voting at the Board of Directors

20.1.	Each member of the Board of Directors will have one vote when voting at the Board of Directors.

20.2.
The Board's resolutions shall be adopted by a majority vote. The Chairman of the Board shall have no right to an additional or casting vote, and in the event of a tie the resolution put to the vote shall be voted down.

21.	Board Committees

21.1.
The Board of Directors may establish committees and appoint members thereto from the members of the Board of directors (a "Board Committee"). Upon the establishment of Board Committees, the Board of Directors shall determine, in their terms of authorization, whether they are delegated certain powers of the Board of Directors such that a resolution of the Board Committee shall be deemed as a resolution of the Board of Directors, or that a resolution of the Board Committee shall be but a recommendation, subject to the Board's approval, so long as a Committee is not delegated the power to adopt resolutions regarding the matters specified in Section 112 of the Companies Law.

21.2.
The provisions of these Articles pertaining to Board meetings and the voting therein shall apply, mutatis mutandis, and subject to the Board's resolutions (if any) regarding the procedures of the committee's meetings, to all meetings and deliberations of any Board Committee comprised of at least two members.

22.	Audit Committee

22.1.
The Company's Board of Directors shall appoint, from its members, an audit committee. The number of members of the audit committee shall be no less than three, and all external directors shall be included therein. The Chairman of the Board shall not be appointed to the audit committee, nor will any director who is employed by the Company or is regularly providing services thereto, or the Company's controlling party or his relative.

22.2.	The responsibilities of the audit committee shall be to-

22.2.1.
Point out deficiencies in the business management of the Company, inter alia through consultation with the Company's internal auditor or auditor, and suggest to the Board of Directors measures for their repair;

22.2.2.	Resolve whether to approve acts and transactions which require the approval of the audit committee according to the Companies Law.

22.3.
The audit committee shall hold, at least once a year, a meeting to discuss deficiencies in the Company's business management, in the presence of the internal auditor and the auditor, and in the absence of officers of the Company who are not members of the committee, after being given the opportunity to present their position.

23.	The Company's management

The Company's Board of Directors shall have the power to appoint as well as, upon its discretion, to terminate or suspend officers (excluding directors), CEO, secretary, clerk, employee or agent, whether they are employed permanently or temporarily or for the provision of special services, as the Board of Directors shall deem fit from time to time, and in addition define their powers and duties and determine their salaries and compensation and require guarantees in those cases and in such amounts as the Board of Directors shall deem fit.

The CEO shall be responsible for the ongoing management of the Company's business within the framework of the policy determined by the Board of Directors and subject to its instructions.

24.	Exemption from liability, insurance and indemnification

24.1.	Exemption from liability

The Company may, by a resolution adopted in the manner specified in the Companies Law, exempt in advance an officer thereof from his liability, in whole or in part, due to a breach of his duty of care thereto. The aforesaid notwithstanding, the Company may not exempt in advance a director from his liability due to a breach of the duty of care in distribution.

24.2.	Liability insurance

Subject to the provisions of any law, the Company may, by a resolution adopted in the manner specified in the Companies Law, enter into a contract for insurance of the liability of an officer thereof, for reasonable legal fees as well as monetary liability imposed on him as a result of an act taken in his capacity as an officer of the Company, in whole or in part, in respect of each one of the following:

24.2.1.	A breach of the duty of care vis-à-vis the Company or another person;

24.2.2.
A breach of the fiduciary duty vis-à-vis the Company, provided that the officer acted in good faith and had reasonable grounds to assume that the action would not prejudice the best interests of the Company;

24.2.3.	A monetary liability that shall be imposed upon him in favor of another person, including by way of administrative enforcement;

24.2.4.	Any other liability which could be lawfully insured.

Insofar as the insurance policy mentioned in this Section covers the Company's liability, the officers shall have priority over the Company, in receiving the insurance proceeds.

In this section "Officer" – within the meaning thereof in the Companies Law, in the Securities Law 5728-1968 (the "Securities Law"), including the definition of "senior officer" in the Securities Law, and any other law applicable to the Officers at the time of their service with the Company and/or their service in another corporation on behalf of the Company.

"Administrative Proceeding" – a proceeding according to Chapters H3 (imposition of a monetary sanction by the authority), H4 (imposition of administrative enforcement measures by the administrative enforcement committee) or I1 (contingent arrangement for the avoidance or termination of proceedings) of the Securities Law, as amended from time to time.

24.3.	Indemnification

Subject to the provisions of any law, the Company may, by a resolution adopted in the manner stated in the Companies Law, indemnify an officer thereof due to liability or an expense as shall be specified below, which shall have been imposed upon him due to an action that he shall have taken in his capacity as an officer thereof:

24.3.1.	A financial liability imposed on him in favor of another person pursuant to a judgment, including a judgment issued in a settlement or an arbitration award approved by a court;

24.3.2.
Reasonable litigation expenses, including attorney's fees incurred by an officer as a result of an investigation or other proceeding held against him by an authority which is empowered to conduct an investigation or a proceeding and which ended without an indictment or an imposition of financial liability as a substitute for criminal proceedings, or which ended with no indictment but with the imposition of financial liability as a substitute for criminal proceedings, in an offense which requires no proof of general intent, or in relation to monetary sanction; in this Section –

24.3.2.1.
"Termination of proceeding without indictment in a matter in which a criminal investigation had been held" shall mean the closing of the file according to Section 62 of the Criminal Procedure Law [consolidated version] 5742-1982 (in this subsection – the Criminal Procedure Law), or the stay of proceedings by the Attorney General according to Section 231 of the Criminal Procedure Law;

24.3.2.2.
"Financial liability as a substitute for of a criminal proceeding" – a financial liability lawfully imposed as a substitute for a criminal proceeding, including administrative fine according to the Administrative Offense law 5946-1985, a fine for an offense which was determined as an infraction according to the provisions of the Criminal Procedure Law, monetary penalty or sanction.

24.3.3.
Reasonable litigation expenses, including attorney's fees, incurred by the officer or charged to him by a court, in a proceeding filed against him by or on behalf of the Company or by another person, or in a criminal charge from which he shall have been acquitted, or in a criminal charge in which he shall have been convicted of an offense which requires no proof of general intent.

24.3.4.
A monetary liability that shall have been imposed upon him in a procedure of administrative enforcement in favor of the person injured by the breach as stated in Section 52-54(a)(1)(a) of the Securities Law and/or for expenses incurred by the officer in relation to the administrative enforcement proceeding conducted in his case, including reasonable litigation expenses, including attorney's fees.

24.3.5.
Any other liability or expense imposed on him or which he shall have incurred due to an act he took in his capacity as an officer of the Company, for which he can be indemnified according to the provisions of any law, as they shall be from time to time.

24.3.6.
The Company may undertake in advanced to indemnify an officer thereof, provided that the indemnification undertaking with respect to the aforesaid in Section 24.3 on the whole shall not exceed an amount equal to 25% of the Company's equity according to its latest financial statements as being at the time of the actual granting of the indemnification, all in addition to the amounts received, if any, from an insurance company within an insurance policy which the Company had taken out (the "Maximum Indemnification Amount"), and that the indemnification undertaking shall specify the events which the directors deem as foreseeable considering the Company's actual business at the time of the undertaking.

For this matter, the "Company's determining equity" shall mean its equity according to the Company's latest financial statements as being at the time of the indemnification.

24.3.7.	The Company may indemnify an officer thereof retroactively.

25.	Internal Auditor

25.1.
The Company's Board of Directors shall appoint an internal auditor in accordance with the audit committee's proposal. Any person who is an interested party in the Company, an officer thereof or a relative of any of the above shall not serve as the Company's internal auditor, nor will the auditor or anyone on its behalf.

25.2.	The Board of Directors shall determine the officer who will be the organizational supervisor of the internal auditor.

25.3.
The internal audit plan prepared by the internal auditor shall be submitted for the approval of the audit committee; however, the Board of Directors may determine that the plan shall be submitted for the approval of the Board of Directors.

26.	Auditor

26.1.	The annual meeting shall appoint an auditor for the Company and he shall serve in his position until the end of the following annual meeting.

26.2.	The auditor's fee for the audit function shall be determined by the Board of Directors. The Board of Directors shall be entitled to delegate this power to a board committee.

26.3.	The Board of Directors shall report to the annual meeting of the auditor's fee.

27.	Signature on behalf of the Company

27.1.	The Company's signatories shall be determined from time to time by the Company's Board of Directors.

27.2.	Any person signing on behalf of the Company shall do so with an imprint of the Company's stamp, or on or alongside its printed name.

28.	Dividend and stock dividend

28.1.	The Company's resolution regarding the distribution of dividend and/or the distribution of stock dividend shall be adopted by the Company's Board of Directors.

28.2.
The shareholders entitled to receive a dividend are the shareholders at the time of the resolution on the dividend or at a later date, if such other date was specified in the resolution to distribute the dividend.

28.3.
Unless otherwise determined by the Board of Directors, any dividend may be paid by check or payment order delivered by mail according to the registered address of the shareholder or the person entitled thereto, or in the event of registered co-holders, to that shareholder who is named first in the shares register in relation to the co-holding. Each such check shall be made out to the order of the person to whom it is delivered. A receipt by a person who, on the date of declaration of the dividend, is named in the shareholders' register as a shareholder, or, in case of co-holders, by one of them, shall serve as confirmation regarding all payments made in relation to that share and regarding which the receipt had been received.

28.4.
For the purpose of the execution of any resolution as per the provisions of this Section, the Company's Board of Directors may settle any difficulty which might arise in relation to the distribution of dividend and/or stock dividend as it shall deem fit, including determining the value for the purpose of the said distribution of certain assets and resolving that cash payments shall be made to members on the basis of the value which was so determined, determine instructions regarding share fractions or regarding the non-payment of amounts lower than NIS 200.

29.	Redeemable securities

The Company may, subject to any law, issue redeemable securities on such terms as shall be determined by the Board of Directors, so long as the approval of the general meeting had been granted for the Board's recommendations and the terms determined thereby.

30.	Donations

The Company may donate a reasonable amount to a worthy cause.

31.	Accounts

31.1.	The company shall run its accounts and prepare financial statements according to the Securities Law and any other law.

31.2.	The accounting books shall be kept at the Company's registered office or in such other place as the directors shall deem fit, and will be open for the directors' review on regular business hours.

32.	Notices

32.1.
Subject to any law, a notice or any other document which the Company delivers and which it is entitled or required to give pursuant to the provisions of these Articles and/or the Companies Law shall be personally delivered by the Company to any person, whether through mail delivery in an addressed letter according to the registered address of that shareholder in the shareholders' register or to that address which the shareholder had provided in writing to the Company as an address for the delivery of notices or other documents, and whether through facsimile transmission to the number which the shareholder had noted as the number for delivery of notices through facsimile. Notices which the Company shall publish to all shareholders shall be published through publication in two daily newspapers published in Israel.

32.2.
Any notice which should be delivered to shareholders shall be delivered, in relation to shares which are co-held, to the person who is first named in the shareholders' register as the owner of that share, and any notice so delivered shall be a sufficient notice to the holders of that share.

32.3.
Any notice or other document which shall be delivered according to the provisions of Section 32.1 shall be deemed as having been delivered within 3 business days – if sent by registered mail and/or regular mail in Israel and if delivered by hand or by facsimile it shall be deemed as having been delivered on the first business day after the receipt thereof. When proving the delivery it is sufficient to prove that the letter sent by mail contained the notice and was addressed to the correct address and was delivered at the post office as a stamped letter or a stamped registered letter, and regarding facsimile it is sufficient to produce a confirmation of transmission sheet from the dispatching machine. In relation to a notice published in newspapers – the date of publication in the newspaper shall be deemed as the date of delivery of the notice to all shareholders.

32.4.	Any record which is ordinarily entered in the Company's register shall be deemed as prima facie evidence of the delivery as recorded in the said register.

32.5.
When it is necessary to provide notice a certain number of days in advance, or a notice that is valid for a certain period of time, the date of delivery shall be counted in the number of days or the period of time.

33.	Amendment of these Articles

The resolution to amend these Articles shall require a simple majority of the shareholders present at the general meeting which has the amendment of these Articles on its agenda.

34.	Dissolution of the Company

Should the Company be dissolved, whether voluntarily or otherwise, then – unless otherwise specifically determined in these Articles or in the terms of issue of any share – the following provisions shall apply:

34.1	The liquidator shall first use all of the Company's assets in order to repay its debts (the Company's assets after the payment of its debts shall be referred to as the "Surplus Assets").

34.2	Subject to special rights attached to shares, the liquidator shall distribute the Surplus Assets between the shareholders pari passu to the par value of the shares.

34.3
Upon the Company's approval, in a resolution which shall be adopted in the general meeting by a majority of at least 50% of the shareholders' votes, the liquidator may distribute the Company's Surplus Assets, or any part thereof, between the shareholder, in kind, and also transfer any of the Surplus Assets to a trustee in a deposit in favor of the shareholders as the liquidator shall deem fit.